Exhibit 23.2

Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated February 8, 2001 included in Schultz Sav-O Stores, Inc.'s Form 10-K for the year ended December 30, 2000, our report dated June 7, 2001, included in Schultz Sav-O Stores Retirement Savings Plan's Form 11-K for the year ended December 31, 2000, and to all references to our firm included in this Registration Statement.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
March 6, 2002